Exhibit 99.1
Stinger Systems Completes $2.15 Million Financing
March 3, 2008, Tampa, Fl, Stinger Systems, Inc. (OTCBB: STIY) today announced that it has closed on a $2,150,000 senior convertible debt financing. The Company closed a private placement transaction with an institutional investor pursuant to which the Company issued and sold to the Investor a senior secured convertible note in an aggregate principal amount of $2,150,000, a warrant to purchase 3,000,000 shares of the Company’s common stock, and 1,250,000 shares of the Company’s common stock. The Note is initially convertible into 1,720,000 shares of the Company’s common stock at a price of $1.25 per share.
ABOUT STINGER SYSTEMS
Stinger Systems, Inc., a leading developer and provider of electro stun technologies. The Company’s flagship product is its S-200 projectile stun gun loaded with NerveLok™ and Quantum Flyback Technology™. The Company’s other products include the Band-It™, prisoner restraint system and the Ice Shield™, electronic crowd control shield. For more information about Stinger Systems, please visit http://www.stingersystems.com.
FORWARD-LOOKING STATEMENTS
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Stinger Systems’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the risks described in Stinger Systems’ filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Stinger Systems undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances, or otherwise.